INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Capitol Acquisition Corp. II (a development stage company) (the “Company”) on Form S-1 (File No. 333-172295) of our report dated February 15, 2011, except for Note 8 as to which the date is March 22, 2011, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Capitol Acquisition Corp. II as of February 7, 2011, and for the period from August 9, 2010 (inception) through February 7, 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Melville, New York
March 22, 2011